   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 22, 2000



                                                      REGISTRATION NO. 333-46006

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------

                                  ORIUS CORP.
             (Exact name of registrant as specified in its charter)

            FLORIDA                           1623                          65-0894212
(State or other jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer Identification
 incorporation or organization     Classification Code Number)                 No.)

           1401 FORUM WAY, SUITE 400, WEST PALM BEACH, FLORIDA 33401
                                 (561) 687-8300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ------------------

                              WILLIAM J. MERCURIO
                            CHIEF EXECUTIVE OFFICER
                                  ORIUS CORP.
           1401 FORUM WAY, SUITE 400, WEST PALM BEACH, FLORIDA 33401
                                 (561) 687-8300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

    Copies of all communications, including communications sent to agent for service, should be sent to:

                DENNIS M. MYERS                                   MARK C. SMITH
               KIRKLAND & ELLIS                     SKADDEN, ARPS, SLATE, MEAGHER & FLOM, LLP
            200 EAST RANDOLPH DRIVE                              4 TIMES SQUARE
            CHICAGO, ILLINOIS 60601                         NEW YORK, NEW YORK 10036
                (312) 861-2000                                   (212) 735-3000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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


     This Amendment No. 1 to Form S-1 is being filed for the purpose of filing the opinion of Akerman, Senterfitt & Eidson, P.A. as Exhibit 5.1.


                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a statement of estimated expenses, to be paid solely by Orius Corp., of the issuance and distribution of the securities being registered hereby:

Securities and Exchange Commission registration fee.........   $66,000
NASD filing fee.............................................    25,500
Nasdaq National Market listing fee..........................         *
Blue Sky fees and expenses (including attorneys' fees and
  expenses).................................................         *
Printing expenses...........................................         *
Accounting fees and expenses................................         *
Transfer agent's fees and expenses..........................         *
Legal fees and expenses.....................................         *
Miscellaneous expenses......................................         *
                                                               -------
          Total.............................................   $     *
                                                               =======

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*  To be provided by Amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  General Corporation Law

     We are incorporated under the laws of the State of Florida. Section
607.0850 of the Florida Business Corporation Act provides for indemnification of a corporation's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

     The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors under a corporation's Articles of Incorporation or Bylaws or any agreement between officers and directors and a corporation. Our Bylaws provide for the indemnification of directors, former directors and officers to the maximum extent permitted by Florida law. Our Bylaws also provide that we may purchase and maintain insurance on behalf of a director or officer against liability asserted against the director or officer in such capacity. Prior to the consummation of this offering, we expect to enter into agreements that provide for indemnification for our officers and directors in addition to the indemnification provided for in our restated certificate of incorporation and bylaws.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     In the three years preceding the filing of this Registration Statement, the Registrant sold the following securities that were not registered under the Securities Act. No underwriting discounts or commissions were paid in connection with any of these sales.

     The Registrant acquired Irwin Utilities of Texas in January 2000, Fenix Communications, Inc. and Midwest Splicing & Activation, Inc. in April 2000 and Hattech, Inc. in May 2000. As partial consideration for the purchase of these companies, the Registrant issued the former owners shares of its common stock, series C preferred stock and junior subordinated notes in the amounts set forth below. These issuances

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

were exempt from registration under Section 4(2) of the Securities Act as transactions not involving a public offering.

                                                          COMMON     SERIES C    JUNIOR SUBORDINATED
ACQUISITION                                               STOCK      PREFERRED          NOTES
-----------                                             ----------   ---------   -------------------
Irwin.................................................  269,052.30   2,128.76       $1,471,244.00
Fenix.................................................  114,347.21     904.72          625,278.70
Midwest Splicing......................................   16,313.09     932.21          735,622.00
Hattech...............................................   33,685.08   2,086.85        1,669,861.94

     In January 2000, the Registrant sold Mr. Mercurio, the Registrant's president and chief executive officer, 188,810 shares of its common stock for $252,633, which was paid for by Mr. Mercurio through the issuance of a promissory note, in a transaction exempt from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering.

     In December 1999, the Registrant and LISN Holdings, Inc. entered into a series of transactions that resulted in LISN becoming a wholly owned subsidiary of the Registrant. In connection with the LISN acquisition, LISN's former shareholders exchanged an aggregate amount of $62,642,399.34 of LISN's junior subordinated notes, 90,879.51 shares of LISN's preferred stock and 90,275.69 shares of LISN's common stock for an aggregate of 11,455,629.8 shares of the Registrant's class B common stock, 90,637.70 shares of the Registrant's series C preferred stock and $62,642,399.34 in aggregate principal amount of the Registrant's junior subordinated notes. These issuances were exempt from registration under Rule 506 of Regulation D and under Section 4(2) of the Securities Act. LISN's former shareholders also exchanged options to purchase 2,906 shares of LISN common stock for options to purchase an aggregate of 1,071,029 shares of the Registrant's class B common stock and 7,238 shares of the Registrant's series C preferred stock. The issuance of these options was made in reliance on Rule 701 under the Securities Act.

     Also in connection with the LISN acquisition, the Registrant's shareholders exchanged an aggregate of 13,856,473.34 shares of the Registrant's common stock for an aggregate of 47,957.03 shares of the Registrant's series C preferred stock, $33,144,527.87 in aggregate principal amount of the Registrant's junior subordinated notes and $103,401,483.17 in cash. These issuances were exempt from registration under Section 3(a)(9) of the Securities Act.

     On May 24, 1999, as partial consideration for the acquisition of Texel Corporation, the Registrant issued 1,030,335.03 shares of its common stock to Texel's former shareholder. This issuance was exempt from registration under
Section 4(2) of the Securities Act as a transaction not involving a public offering.

     On February 26, 1999, an indirect subsidiary of the Registrant was merged with and into North American Tel-Com Group, Inc. As a result of the merger, North American Tel-Com became an indirect subsidiary of the Registrant. In the merger, each issued and outstanding share of North American Tel-Com common stock was converted into one-tenth of one share of the Registrant's common stock and each issued and outstanding share of North American Tel-Com preferred stock was converted into one-tenth of one share of the Registrant's preferred stock. As a result of the merger, 10,517,561 shares of North American Tel-Com common stock were converted into 10,897,151 shares of the Registrant's common stock and 100,000 shares of North American Tel-Com series A preferred stock were converted into 10,000 shares of the Registrant's series A preferred stock. These issuance were exempt from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering.

     In connection with the merger with North American Tel-Com, the Registrant issued to HIG Cable West, Inc. 7,596.38 shares of the Registrant's series B preferred stock for $7,596,380 in cash, or $1,000 per share, and issued 1,029,079 shares of its common stock to 18 of the employees of North American Tel-Com for an aggregate sum of $2.4 million or $2.34 per share of common stock. These issuance were exempt from registration under Section 4(2) of the Securities Act as transactions not involving a public offering. The proceeds of these offerings were used to complete additional acquisitions in February 1999, as described below. The Registrant believes that the Section 4(2) exemption was available based on the financial and other information provided to (or made available to) the purchasers and the representations
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

made by the purchasers in their subscription agreements as to their knowledge and experience in financial and business matters, their ability to evaluate the risks and merits of the prospective investment, the suitability of the investment for them and their ability to bear the risks of the investment. All purchasers represented that they purchased the shares for investment purposes only and received share certificates that were legended to restrict transferability except in compliance with the Securities Act.

     Also on February 26, 1999, the Registrant consummated the acquisitions of Network Cabling Services, Inc., Copenhagen Utilities & Construction, Inc. and DAS-CO of Idaho, Inc. In connection with the acquisition of all of Network Cabling's outstanding capital stock, the Registrant issued 300,000 shares of its common stock to six former shareholders of Network Cabling. In connection with the acquisition of all of Copenhagen Utilities' outstanding capital stock, the Registrant issued 1,147,100.85 shares of its common stock to two former Copenhagen Utilities shareholders as partial consideration for the purchase. In connection with the acquisition of all of DAS-CO's outstanding capital stock, the Registrant issued 37,003.27 shares of its common stock to a key employee of DAS-CO. These issuances exempt were from registration under Section 4(2) of the Securities Act as transactions not involving a public offering.

     In connection with the February 1999 acquisitions, the Registrant entered into a new credit facility and issued warrants to acquire 371,853.11 shares of its common stock to five members of the loan syndicate at an exercise price of $0.01 per share of common stock. The loan syndicate members included PNC Bank, N.A., Merrill Lynch Capital Corporation, Magnetite Asset Investors LLC, Heller Financial Inc. and Antares Capital Corp. These issuances were exempt from registration under Section 4(2) of the Securities Act as transactions not involving a public offering.

     Between February of 1999 and December of 1999, the Registrant issued options to purchase an aggregate of 652,012.15 shares of its common stock to its employees, which were cashed-out in connection with the LISN acquisition. On December 15, 1999, the Registrant issued options to purchase an aggregate of 35,000 shares of its common stock. These grants were exempt from registration under Rule 701 under the Securities Act.

     Between March 2000 and June 2000, the Registrant issued options to purchase an aggregate of 970,944 shares of its common stock to its employees in reliance on Rule 701 under the Securities Act.

     Between March of 2000 and September 1, 2000, the Registrant issued 185,394 shares of its common stock and 1,253 shares of its series C preferred stock to its employees upon the exercise of outstanding options in reliance on Rule 701 under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          1.1            -- Form of Underwriting Agreement.**
          2.1            -- Agreement and Plan of Reorganization, dated November 8,
                            1999, by and among Orius Corp., Orius Merger Sub., Inc.
                            and LISN Holdings, Inc.+
          2.2            -- Amendment Number One to Agreement and Plan of
                            Reorganization, dated January 13, 2000, by and among
                            Orius Corp., Orius Merger Sub, Inc. and LISN Holdings,
                            Inc.+
          3.1            -- Third Restated Articles of Incorporation of Orius Corp.**
          3.2            -- Bylaws of Orius Corp.**
          4.1            -- Indenture, dated February 9, 2000, by and among NATG
                            Holdings, LLC and Orius Capital Corp. (the "Issuers"),
                            the Guarantors named therein (the "Guarantors") and
                            United States Trust Company of New York, as trustee (the
                            "Trustee").+

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          4.2            -- Supplemental Indenture, dated April 14, 2000, by and
                            among the Issuers, Fenix Communications, Inc., Fenix
                            Limited Partnership, the other Guarantors and the
                            Trustee.+
          4.3            -- Second Supplemental Indenture, dated July 11, 2000, by
                            and among the Issuers, Fenix Holdings, Inc., Fenix
                            Telecom Services Limited Partnership, Network
                            Comprehensive Telecom, L.P., Network Cabling Holdings,
                            Inc., Fenix Telecommunications Services, Inc., Irwin
                            Telecom Services, Inc., Midwest Splicing & Activation,
                            Inc., Hattech, Inc., the other Guarantors and the
                            Trustee.+
          5.1            -- Opinion of Akerman, Senterfitt & Eidson regarding the
                            validity of the securities offered hereby.*
         10.1            -- Amended and Restated Credit Agreement, dated July 5,
                            2000, among Orius Corp., NATG Holdings, LLC, Bankers
                            Trust Company, as Agent, and various lending
                            institutions, with Deutsche Bank Securities, as Lead
                            Arranger and Book Manager, Bank of America, N.A., as
                            Syndication Agent, and First Union National Bank, as
                            Documentation Agent.+
         10.2            -- Orius Corp. Investor Rights Agreement, dated November 8,
                            1999, by and among Orius Corp., Willis Stein & Partners
                            II, L.P., Willis Stein & Partners Dutch, L.P., LISN
                            Holdings, Inc. and each of the other shareholders listed
                            on the signature pages thereto.+
         10.3            -- 1999 Orius Management Equity Compensation Plan.+
         10.4            -- 2000 Long-Term Equity Incentive Plan.**
         10.5            -- Form of Incentive Stock Option Agreement.**
         10.6            -- 2000 Employee Stock Purchase Plan.**
         10.7            -- Employment Agreement, dated December 14, 1999, by and
                            between Orius Corp. and Joseph P. Powers.+
         10.8            -- Employment Agreement, dated December 14, 1999, by and
                            between Orius Corp. and Robert Agres.+
         10.9            -- Senior Management Agreement, dated November 8, 1999, by and between Orius Corp. and William J. Mercurio.+
         10.10           -- Employment Agreement, dated May 28, 1999, by and between
                            Donald J. Vanke and LISN, Inc.+
         10.11           -- Employment Agreement, dated June 30, 1998, by and between
                            William G. Mullen and U.S. Cable, Inc., as amended
                            pursuant to a Letter Agreement, dated September 24,
                            1999.+
         10.12           -- Consulting Agreement, dated May 30, 2000, between Orius
                            Corp. and Jack E. Reich.+
         10.13           -- Promissory Note, dated January 16, 2000, issued to
                            William J. Mercurio to Orius Corp.+
         21.1            -- Subsidiaries of Orius Corp.**
         23.1            -- Consent of PricewaterhouseCoopers LLP.***
         23.2            -- Consent of Milhouse, Martz & Neal L.L.P.***
         23.3            -- Consent of Williams, Young, LLC.***
         23.4            -- Consent of Offutt Childers & Putman, P.C.***
         23.5            -- Consent of Akerman, Senterfitt & Eidson, P.A. (included in Exhibits 5.1).*

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         24.1            -- Power of Attorney.***


---------------

  *  Filed herewith.

 **  To be filed by amendment.


***  Previously filed.


  + This exhibit is incorporated by reference to Orius Corp.'s Registration Statement on Form S-4, File No. 333-36952, originally filed with the SEC on May 12, 2000. Orius Corp. agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to such agreement upon request by the Commission.

  (b) Financial Statement Schedules.

     The following financial statement schedules are included in this Registration Statement:

     Schedule II Valuation and Qualifying Accounts


     All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Orius Corp. has duly caused this Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on September 22, 2000.


                                            Orius Corp.

                                            By:   /s/ WILLIAM J. MERCURIO
                                              ----------------------------------
                                                     William J. Mercurio
                                                President and Chief Executive
                                                            Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-1 has been signed by the following persons in the capacities on September 22, 2000.


                 SIGNATURES                                       CAPACITY
                 ----------                                       --------

           /s/ WILLIAM J. MERCURIO              President and Chief Executive Officer,
---------------------------------------------   Director (Principal Executive Officer)
             William J. Mercurio

                      *                         Chief Financial Officer (Principal Financial
---------------------------------------------   and Accounting Officer)
               Robert E. Agres

                      *                         Director
---------------------------------------------
               Donald J. Vanke

                      *                         Director
---------------------------------------------
               Gregory M. Barr

                      *                         Director
---------------------------------------------
            Robert C. Froetscher

                      *                         Director
---------------------------------------------
                Jack E. Reich

                      *                         Director
---------------------------------------------
                Avy H. Stein

         By: /s/ WILLIAM J. MERCURIO
---------------------------------------------
             William J. Mercurio
              Attorney in Fact


 * The undersigned by signing his name hereto, does sign and execute this Amendment No. 1 to Registration Statement on Form S-1 pursuant to the Power of Attorney executed by the above-named officers and directors of the Registrant and previously filed with the Commission.


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